CONTACT:	Michael H. McLamb Chief Financial Officer MarineMax, Inc. 727/531-1700	Brad Cohen ICR, Inc. 203/682-8211 bcohen@icrinc.com

MARINEMAX REPORTS FOURTH QUARTER AND FISCAL 2010 RESULTS

CLEARWATER, FL, November 4, 2010 – MarineMax, Inc. (NYSE: HZO), the nation’s largest recreational boat retailer, today announced results for its fourth quarter and fiscal year ended September 30, 2010.

Revenue was $124.4 million for the quarter ended September 30, 2010 compared with $207.2 million for the comparable quarter last year. Same-store sales declined approximately 36% compared with a 41% increase in the comparable quarter last year. Revenue from stores recently closed that were not eligible for inclusion in the same-store sales base was $12.3 million. The net loss for the fourth quarter of fiscal 2010 was $1.8 million, or $0.08 per share, compared with a net loss of $33.0 million, or $1.72 per share, for the comparable quarter last year. Included in determining the net loss for the fourth quarter of fiscal 2010 is the reversal of $3.9 million of stock compensation expense, or $0.18 per share, resulting from the performance criteria of certain restricted stock units no longer being deemed probable. Included in the net losses for the fourth quarter of fiscal 2010 and 2009 were approximately $1.1 million, or $0.05 per share, and $2.8 million, or $0.15 per share, respectively, associated with store closing costs. Additionally, in the fourth quarter of fiscal 2009 net loss was approximately $6.6 million, or $0.34 per share, for incurred losses and increases in inventory reserves for brands the Company no longer carries.

The Company’s revenue in the year ago quarter ended September 30, 2009 benefited from the Company’s aggressive reduction of inventory in light of the deteriorating industry conditions. This planned strategy resulted in a significant reduction in the Company’s margins and unusually strong same-store sales growth.

Inventory declined $17.2 million, or 8%, to $188.7 million compared with $205.9 million at September 30, 2009. Short-term borrowings declined $48.2 million, or 34%, to $93.8 million compared with $142.0 million as of September 30, 2009.

Revenue was $450.3 million for the fiscal year ended September 30, 2010 compared with $588.6 million for fiscal 2009. Same-store sales declined approximately 17% compared with a 29% decline for the previous fiscal year. Net income for the fiscal year ended September 30, 2010 was $2.5 million, or $0.11 per diluted share, compared with a net loss of $76.8 million, or $4.11 per share, for fiscal 2009.

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The Company’s results for the fiscal year ended September 30, 2010 included the reversal of $3.9 million of stock compensation expense (as noted above), or $0.18 per share, as well as a tax benefit of approximately $19.6 million, or $0.89 per share, primarily related to the recognition of a tax net operating loss carry-back realized through a change in tax laws, which increased the number of historical years that companies can carry-back losses. Without the tax benefit and reversal of the stock compensation expense, the Company would have incurred a net loss of $21.0 million, or $0.96 per share. Included in the Company’s results for the fiscal year 2010 and 2009 were approximately $1.2 million, or $0.05 per share, and $6.2 million, or $0.33 per share, respectively, associated with store closing costs. Additionally, included in the results for the fiscal year 2010 was approximately $1.0 million, or $0.05 per share, relating to loan costs written off associated with the Company’s recently retired financing facility. The fiscal 2009 net loss also included approximately $12.6 million, or $0.67 per share, for incurred losses and increases in inventory reserves for brands the Company no longer carries.

William H. McGill, Jr., Chairman, President, and Chief Executive Officer, stated, “Our fourth quarter results reflect the challenging conditions that continue to pressure the boating industry. Nonetheless, we believe our retailing strategies have allowed us to increase our market share and our financial position remains strong. We recently enhanced our flexibility through the addition of a new $30 million financing facility following the successful completion of the $100 million credit facility we closed in our third quarter. The actions that we have taken to improve our inventory aging, reduce inventory levels, and reduce our expenses while continuing to enhance our customer service positions us well when industry conditions begin to improve.”

Mr. McGill continued, “Our financial strength and customer focused strategies are allowing us to take advantage of brand expansion opportunities as well as our other growth initiatives. As an example, we have recently expanded with industry leading brands such as Malibu and Nautique, in certain of our markets. These growth initiatives are helpful now, but will be more meaningful when the industry begins to recover. We are encouraged to see our customers boating more than ever. With our MarineMax-sponsored events filled to near capacity and our fuel sales up year-over-year, the passion for boating is clear and should translate into opportunities for the Company in the future.”

About MarineMax

Headquartered in Clearwater, Florida, MarineMax is the nation’s largest recreational boat and yacht retailer. Focused on premium brands, such as Sea Ray, Boston Whaler, Meridian, Cabo, Hatteras, Azimut Yachts, Malibu, Nautique and Grady White, MarineMax sells new and used recreational boats and related marine products and provides yacht brokerage services. MarineMax currently has 56 retail locations and operates within Alabama, Arizona, California, Colorado, Connecticut, Florida, Georgia, Kansas, Maryland, Minnesota, Missouri, New Jersey, New York, North Carolina, Ohio, Oklahoma, Rhode Island, Tennessee and Texas. MarineMax is a New York Stock Exchange-listed company.

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Use of Non-GAAP Financial Information
In this release, the Company discloses pro forma or non-GAAP measures of net income and earnings per share. The Company believes that this pro forma information provides greater comparability regarding its ongoing operating performance. These measures should not be considered an alternative to measurements required by accounting principles generally accepted in the United States (GAAP), such as net income and earnings per share. These pro forma measures are unlikely to be comparable to pro forma information provided by other companies.

Certain statements in this press release are forward-looking as defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include the success of the Company’s retailing strategies in expanding market share; the Company’s assessment that challenging conditions continue to pressure the boating industry; the Company’s assessment that its new credit arrangements will enhance its flexibility; the Company’s assessment that its financial strength and customer focused strategies are allowing it to take advantage of brand expansion opportunities and other growth initiatives; the Company’s belief that its growth initiatives will be more meaningful to its growth and success when the industry begins to recover; the Company’s assessment of its customers’ passion about boating; the Company’s belief that the success of the actions it has taken to improve inventory aging, reduce inventory levels, reduce expenses, and enhance customer service will position the Company when industry conditions begin to improve; and the Company’s long-term prospects. These statements involve certain risks and uncertainties that may cause actual results to differ materially from expectations as of the date of this release. These risks include the ability to reduce inventory, accomplish the goals and strategies, general economic conditions and the level of consumer spending, the Company’s ability to integrate acquisitions into existing operations and numerous other factors identified in the Company’s Form 10-K and other filings with the Securities and Exchange Commission.

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MarineMax, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(Amounts in thousands, except share and per share data)
(Unaudited)

Three Months Ended			Fiscal Year Ended
September 30,			September 30,
	2010	2009	2010	2009
Revenue	$124,392	$207,239	$450,340	$588,585
Cost of sales	94,316	194,612	339,533	499,925

Gross profit	30,076	12,627	110,807	88,660
Selling, general, and
administrative expenses	31,372	45,801	123,972	159,998

Loss from operations	(1,296)	(33,174)	(13,165)	(71,338)
Interest expense	703	2,848	3,926	14,064

Loss before income tax benefit	(1,999)	(36,022)	(17,091)	(85,402)
Income tax benefit	(169)	(3,039)	(19,588)	(8,630)

Net income (loss)	$(1,830)	$(32,983)	$2,497	$(76,772)

Basic net income (loss) per common share	$(0.08)	$(1.72)	$0.11	$(4.11)

Diluted net income (loss) per common share	$(0.08)	$(1.72)	$0.11	$(4.11)

Weighted average number of common shares
used in computing net income (loss) per
common share:
Basic	22,139,158	19,148,498	21,998,743	18,685,423

Diluted	22,139,158	19,148,498	22,597,953	18,685,423

MarineMax, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(Amounts in thousands, except share and per share data)
(Unaudited)

	September 30,	September 30,
	2010	2009
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$16,539	$25,508
Accounts receivable, net	22,774	35,497
Income tax receivable	—	9,983
Inventories, net	188,724	205,934
Prepaid expenses and other current assets	7,464	12,314

Total current assets	235,501	289,236
Property and equipment, net	99,705	102,316
Other long-term assets	1,554	2,092

Total assets	$336,760	$393,644

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$7,002	$15,847
Customer deposits	5,412	4,882
Accrued expenses	24,724	29,328
Short-term borrowings	93,844	142,000

Total current liabilities	130,982	192,057
Other long-term liabilities	3,748	3,831

Total liabilities	134,730	195,888
STOCKHOLDERS’ EQUITY:
Preferred stock	—	—
Common stock	22	22
Additional paid-in capital	206,549	204,772
Retained earnings	11,269	8,772
Treasury stock	(15,810)	(15,810)

Total stockholders’ equity	202,030	197,756

Total liabilities and stockholders’ equity	$336,760	$393,644

MarineMax, Inc. and Subsidiaries
Reconciliation of Non-GAAP Financial Information
(Amounts in thousands, except share and per share data)
(Unaudited)

	Three Months Ended		Fiscal Year Ended
	September 30,		September 30,
	2010	2009	2010	2009
GAAP net income (loss) as reported	$(1,830)	$(32,983)	$2,497	$(76,772)
Less the reversal of stock compensation expense related to restricted stock units (net of tax and valuation allowance)	(3,926)	—	(3,926)	—
Less the tax benefit related to tax loss carry-backs due to recent changes in tax law	—	—	(19,588)	—

Non-GAAP proforma net loss	$(5,756)	$(32,983)	$(21,017)	$(76,772)

GAAP diluted net income (loss) per common share	$(0.08)	$(1.72)	$0.11	$(4.11)
Less the reversal of stock compensation expense per share related to restricted stock units	(0.18)	—	(0.18)	—
Less the tax benefit per share related to tax loss carry-backs due to recent changes in tax law	—	—	(0.89)	—

Non-GAAP proforma net loss per common share	$(0.26)	$(1.72)	$(0.96)	$(4.11)

Common shares used in the calculations of net loss per common share	22,139,158	19,148,498	21,998,743	18,685,423